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KPMG Peat Marwick LLP

233 South 13th Street, Suite 1600
Lincoln, NE 68508-2041

Two Central Park Plaza
Suite 1501
Omaha, NE 68102

                              ACCOUNTANTS' CONSENT

The Board of Directors
Lincoln Telecommunications Company:

We consent to the incorporation by reference in the registration statement on Forms S-3 and S-8 of Lincoln Telecommunications Company of our report, dated February 2, 1996, relating to the consolidated balance sheets of Lincoln Telecommunications Company and subsidiaries as of December 31, 1995 and 1994, and related consolidated statements of earnings, stockholders' equity and cash flows and relating to the schedules to Form 10-K for each of the years in the three-year period ended December 31, 1995, which reports appear in the December 31, 1995 annual report on Form 10-K of Lincoln Telecommunications Company.


                                             /s/ KPMG Peat Marwick LLP

March 26, 1996
Lincoln, Nebraska

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